EXHIBIT 21

              SUBSIDIARIES OF BENCHMARK ELECTRONICS, INC.


Benchmark Electronics FSC, Inc., a Barbados corporation
Lockheed Commercial Electronics Company, a Delaware corporation

All subsidiaries are wholly owned, directly or indirectly, by Benchmark Electronics, Inc.